Exhibit 10.16

Contract Manufacturer AGREEMENT

SDJ Technologies, Inc. / Monster Digital

Parties:	Buyer:	Contract Manufacturer:

Full Legal Name:	• SDJ Technologies, Inc. DBA Monster Digital, Inc.	• SHUOYING DIGITAL SCIENCE & TECHNOLOGY (CHINA)CO.,LTD

Business Entity Type:	• “C” Corporation

Organized In:	• State of Delaware, USA	•Zhejiang Province, China

Principal Business	• 2655 Park Center Drive “C”	•187, 5th Binhai Ave. Binhai Industrial Park, Economic and Technological Development Zone, Wenzhou City, Zhejiang Province, China 325000

Address:	Simi Valley, CA 93065

Address for Notices:	• SDJ Technologies, Inc.	• SHUOYING DIGITAL SCIENCE & TECHNOLOGY (CHINA)CO.,LTD

	2655 Park Center Drive “C”	187, 5th Binhai Ave. Binhai Industrial Park, Economic and Technological Development Zone, Wenzhou City, Zhejiang Province, China 325000

Simi Valley, CA 93065

Contact / Number:	Attn: Jay Tandon, CEO

Written Notices:	(805) 381-5503 jtandon@monsterdigital.com

Effective Date:

Expiration Date:	Twelve (12) Months from Effective Datewith automatic renewal pursuant to 9 below.

CM

SDJ Technologies, Inc. 1
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As of the Effective Date set forth above, SDJ Technologies, Inc. or Monster Digital, Inc. (“Buyer”) and SHUOYING DIGITAL SCIENCE & TECHNOLOGY (CHINA)CO.,LTD (“Contract Manufacturer” or “CM”) agree as follows:

1.	Scope

During the term of this Contract Manufacturing Agreement (“Agreement”), Buyer shall place orders with CM for “Products” (the “Product” or “Products”; also listed in Attachment A), in some instances made according to Buyer’s specifications, design, input and expertise. Any Product made to Buyer’s specification shall be deemed a co-developed product giving Buyer an advantage in the market place and shall be subject to Confidentiality Section of this Agreement as Trade Secretes. Buyer shall take delivery of such products at the time or times detailed by individual purchase orders as specified below.

2.	Orders & Terms

The provisions contained in this Agreement shall be applicable to all of Buyer’s purchases of Products as contemplated under this Agreement, whether or not this Agreement is attached to or enclosed with the Products.

(a)	Identification on Orders. All orders placed pursuant to this Agreement shall be submitted by Official “SDJ Technologies, Inc.” Purchase Orders with payment, delivery terms and conditions in accordance with this Agreement.
(b)	Rescheduling. Buyer may reschedule any order for Products if CM receives notice at least Ten (10) days prior to scheduled Shipment, but storing in CM’s warehouse not exceeding two weeks, otherwise, CM will charge any extra charges, 1% of total value each month.
(c)	Payment Terms. 10% Deposit balance L/C at sight.
(d)	Freight Terms. FOB Shanghai/Ningbo/Shenzhen Port by Sea, FCA HK by Air.

3.	Lead time

The estimated lead-time for delivery of Products under this Agreement will be less than, but not exceeding 40 days after receipt of Buyer’s L/C swift

4.	Price and Payment

(a)	Prices: Buyer warrants that it shall keep all pricing information in strict confidence.
(b)	Best Pricing: All prices, benefits, and allowances offered to Buyer will not be less favorable than those prices, benefits, or allowances extended to any other CM customer/buyer (i.e.- other Brand Holders or Direct Customers).
(c)	Price List: CM shall provide to Buyer via email a Price List at the start of each month that shall list the prices for all designs available for purchase. At the time Buyer submits a Purchase Order, CM will provide any update to Buyer of the Price List for all designs available for purchase and that update shall be the price Buyer shall pay subject to and consistent with 5 below.
(d)	Payment. Each shipment shall be considered a separate and independent transaction, and payment therefore shall be made accordingly, as described above in “Orders & Terms”. Payment terms are in according to 2(c) above unless otherwise noted in Purchase Order

CM

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5.	Price Adjustments.

(a)	For all Purchase Orders, unless Buyer negotiates a different price, Buyer shall receive the lowest price found on the Price List between the time CM accepts the Purchase Order and scheduled delivery.
(b)	In no instance shall the price of any designs available for purchase be increased between the time Buyer places Purchase Order and CM schedules delivery.

6.	Title and Transportation

(a)	Incoterms. All sales are made FOB CM Factory. CM’s title, risk of loss and damage and right of possession passes to Buyer at ship point.
(b)	Delivery. CM will use commercially reasonable efforts to affect delivery on the date identified on the acknowledgement and shipment of the product via Buyer’s contracted freight forwarder.

7.	Warranty

(a)	CM provides a 15 Month Limited Warranty (Effective product shipped on board).
(b)	CM’s Limited Warranty is conditional:

(i) Functionally Defective Product - free repair is provided with shared shipping expenses:

1.	Buyer will pay the return shipping cost to Hong Kong,
2.	CM will take charge from Hong Kong to PingShan bonded warehouse,
3.	CM will take charge of shipping to Simi Valley, CA.

(ii) Human factor defective Product -Housing, LCD, PCBA and other defective electronic components / packing materials cost are subject to a final sorting report, sorting labor fee is total $5/pcs, Buyer pays for two-way shipping costs.

(iii) Non defective Product - CM will charge a sorting labor fee $5/pcs and acustom’s processing fee of $2/pcs(from HK to bonded warehouse). Buyer is responsible for two-way shipping expenses.

(c)	Out of Limited Warranty: Buyer agrees to take charge of all sorting labor fees, materials and two-way shipping cost for non-warranty products.

8.	Spare parts

CM agrees to provide additional 1% packaged product (including accessories) of total order as well as 2% retail packaging materials for each order at no extra charge. Spare product delivery is due at time of ordered product delivery.

9.	Term

The Term of this Agreement shall be from the Effective Date and continue until the Expiration Date (the “Initial Term”). Thereafter, unless terminated by Buyer or CM pursuant to the termination provisions herein, this Agreement shall automatically renew for successive twelve (12) month periods.

CM

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10.	Termination

(a)	Termination for Convenience. Either party may terminate this Agreement for any reason with not less than six (6) months written notice, via email to stated contacts on this agreement. The Effective Termination Date would be six (6) months from the date of the written notice.

(b)	Termination for Material Breach. If either party materially breaches any of the provisions of this Agreement, and if such breach is not corrected or remedied by the breaching party within thirty (30) days of written notice from the non-breaching party, the non-breaching party may terminate this Agreement for cause. The Effective Termination Date would be thirty (30) days from the date of the written notice.

(c)	ln the event of any termination, CM will continue to honor all product warranties according to the term and scope defined in 7(a) and 7(b).

(d)	In the event CM terminates this Agreement for Convenience or if for Cause, in either case CM will continue to provide Products to Buyer according to the terms of this Agreement for a period of up to six (6) months after the Effective Termination Date.

11.	Intellectual Property and Regulatory Representation and Indemnity

a)	CM represents and warrants that it owns or has paid royalties to any and all intellectual property, designs, software, hardware, packaging, components, manuals and any other portion, part or element that is or may be subject to the Product sold to Buyer
b)	CM represents and warrants that all products and components sold to Buyer comply with any and all US Federal and State regulations and any and all international regulations that govern such products, components for category of consumer electronics.
c)	CM shall defend any suit, or proceeding brought against Buyer so far as such suit or proceeding is based on a claim that any product or any part thereof, manufactured or sold by CM and supplied under this Agreement to Buyer, constitutes an infringement of any U.S. or international patent or violates any U.S. or international regulations.
d)	CM will also pay any claims, damages, costs that Buyer suffers as a result of the patent infringement or a violation of international, US or state laws or regulations as detailed in 11(a) above.

12.	Applicable Law / Jurisdiction

This Agreement shall be governed, construed, interpreted and subject to the laws of California and the United States without reference to its conflicts of law principles, and including the United Nations Convention on Contracts for the International Sale of Goods. The Parties agree to the exclusive Jurisdiction of the State of California, County of Los Angeles.

13.	Confidentiality/Publicity

The terms and conditions of this Agreement, including pricing, are confidential to both Parties. Neither Party shall disclose the existence of or terms of this Agreement to the public or any third Party without the prior written approval of the other Party, except to the extent that either is required to disclose such information in accordance with the Law. CM further agrees that it will keep confidential and will not at any time after the execution of this Agreement (including after the termination of this Agreement) make use of or disclose to any person (other than to those of its officers, employees and advisers whose province it is to know the same) any Confidential Information (other than any information properly available to the public or disclosed pursuant to an order of a court of competent jurisdiction) relating to Buyer or its business and affiliated business. “Confidential Information” shall mean confidential knowledge, confidential data or other confidential information of Buyer, including but not limited to that which relates to Products, Trade Secretes, this Agreement, software, research, services, development, inventions, processes, know-how, designs, formulas, test data, purchasing, accounting, training materials, sales programs, pricing, drawings, specifications, notes and graphs, computer renderings, technical memoranda and correspondence, product prototypes and models, lists of dealers, distributors or Designated Resellers, business plans, purchasing plans, accounting plans, marketing plans, sales data, unpublished promotional material and strategies, cost and pricing information and strategies or other subject matter pertaining to any business of Buyer or any of its clients, Designated Resellers, consultants, licensees, or Affiliates, that the CM may produce, obtain or otherwise acquire during the course of the Agreement.

CM

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14.	Entire Agreement and Modifications

This Agreement constitutes the entire agreement between SHUOYING DIGITAL SCIENCE & TECHNOLOGY (CHINA)CO.,LTD. (Contract Manufacturer) and SDJ Technologies, Inc. (Buyer) with respect to the subject matter thereof, and shall supersede all promises and representations, whether oral or written, made by one party to the other concerning the obligations to be performed hereunder. This Agreement may not be released, discharged, supplemented, amended or modified in any manner except by an instrument in writing signed by duly authorized representatives of SDJ Technologies, Inc. and SHUOYING DIGITAL & TECHNOLOGY (CHINA)CO., LTD.

15.	Authorized Signatures

The undersigned represent and warrant that they possess the requisite power and authority to bind the parties to this Agreement and to enter into and carry out the provisions of this Agreement, and have executed this Agreement to be effective as of the Effective Date above.

SDJ Technologies, Inc. DBA Monster	SHUOYING DIGITAL SCIENCE & TECHNOLOGY (CHINA)CO.,LTD

Digital, Inc.

Authorized Signature	Authorized Signature

MARC MATEJKA
Printed/Typed Name	Printed/Typed Name

V.P. OPERATIONS
Title	Title	G.M.

01/22/2016
Dated	Dated	2016.1.22

CM

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